CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Touchstone Strategic Trust of:

1)	our report dated May 27, 2020, relating to the financial statements and financial highlights, which appears in AIG Flexible Credit Fund’s and AIG Strategic Bond Fund’s (two of the funds constituting SunAmerica Income Funds) Annual Report on Form N-CSR for the year ended March 31, 2020;

2)	our report dated November 24, 2020, relating to the financial statements and financial highlights, which appears in AIG International Dividend Strategy Fund’s (one of the funds constituting SunAmerica Equity Funds) Annual Report on Form N-CSR for the year ended September 30, 2020;

3)	our report dated December 23, 2020, relating to the financial statements and financial highlights, which appears in AIG Active Allocation Fund’s, AIG Multi-Asset Allocation Fund’s, and AIG Strategic Value Fund’s (three of the funds constituting SunAmerica Series, Inc.) Annual Report on Form N-CSR for the year ended October 31, 2020; and

4)	our report dated December 23, 2020 relating to the financial statements and financial highlights, which appears in AIG Focused Alpha Large-Cap Fund’s (one of the funds constituting SunAmerica Specialty Series) Annual Report on Form N-CSR for the year ended October 31, 2020.

We also consent to the references to us under the headings “Other Service Providers”, “Financial Statements and Experts” and “Target Fund Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 9, 2021